EXHIBIT 99.1

STEPAN REPORTS FIRST QUARTER SALES AND EARNINGS

NORTHFIELD, Illinois, April 25, 2006 — Stepan Company (NYSE: SCL) today reported first quarter results for the period ended March 31, 2006.

SUMMARY

	Three Months Ended March 31
($ in thousands)	2006	2005	% Change
Net Sales	$289,612	$264,252	+10
Net Income	3,049	3,244	- 6
Earnings per Diluted Share	$0.31	$0.33	- 6

FIRST QUARTER RESULTS

Net income for the quarter was $3.0 million, or $0.31 per diluted share, compared to $3.2 million, or $0.33 per diluted share a year ago. The 2006 quarterly results included a deferred compensation charge that lowered net income by $1.2 million, or $0.12 per diluted share. The prior year quarter included income from the deferred compensation plan that increased net income $0.3 million, or $0.03 per diluted share. The accounting requirement for the deferred compensation plan results in expense when the price of Stepan Company stock and mutual funds held for the plan rise and conversely, results in income when prices decline. The price of Stepan Company common stock rose to $29.55 per share at March 31, 2006 from $26.89 per share at December 31, 2005.

Gross profit improved by $2.5 million, or eight percent, primarily due to improved performance from our polymer segment. Included in 2006 gross profit was a $0.9 million claim settlement reached in the first quarter for a 2005 fourth quarter production outage in our phthalic anhydride plant related to an electrical substation fire. The prior year’s first quarter included $0.9 million of insurance proceeds income related to the 2004 fire in our U.K. plant. Current year gross profit was also adversely impacted by higher plant operation costs at our Fieldsboro, New Jersey plant during a recent labor dispute for which a new collective bargaining agreement has not been reached. Operating income declined by $0.7 million, or 10 percent, as a result of higher operating expenses, particularly deferred compensation expense. Excluding deferred compensation expense, operating income would have increased $1.4 million, or 22 percent.

Net sales increased 10 percent due to higher selling prices (eight percent) and increased sales volume (three percent), partially offset by a one percent decline due to foreign currency translation.

SEGMENT RESULTS

	Three Months Ended March 31
($ in thousands)	2006	2005	% Change
Net Sales
Surfactants	$225,277	$201,158	+12
Polymers	57,892	57,363	+1
Specialty Products	6,443	5,731	+12

Total Net Sales	$289,612	$264,252	+10

Surfactant earnings rose modestly on improvement in Latin America and Europe that exceeded weaker North American results. Latin America’s earnings growth resulted from improved sales volume of fabric softeners. Europe earnings improved due to a 17 percent increase in sales volume of sulfonated products. North American earnings declined due to slightly lower sales volume coupled with higher natural gas and other operational costs. Contribution from sales of biodiesel was ahead of the year ago quarter, but well below the last two quarters, as market demand declined during the cold winter weather. We continue to work towards a product that is acceptable for cold weather use in order to reduce this seasonal reduction in sales.

Polymer earnings contributed the majority of the Company’s improvement in gross profit. Polyurethane polyol earnings improved over the year ago quarter as a result of price increases initiated during 2005 to recover margin lost to rising raw material costs. Polyol volume, however, was down versus the year ago quarter, continuing the weakness experienced in the second half of 2005. Phthalic anhydride (PA) earnings improved due to higher volume. PA earnings also benefited from the electrical substation fire claim settlement.

Specialty Products earnings declined due to lower food ingredient margins brought about by price competition.

OPERATING EXPENSES

	Three Months Ending March 31
($ in thousands)	2006	2005	% Change
Marketing	$8,442	$7,751	+9
Administrative - General	8,869	7,972	+11
Administrative - Deferred Compensation Obligations	1,664	(418)	NM
Research, development and technical service	7,180	7,627	- 6

Total	$26,155	$22,932	+14

Marketing expense rose nine percent due to the reassignment of some research headcount to the marketing organization, resulting in a reduction of research, development and technical service cost by six percent. Research expense also had lower maintenance and consulting costs. Administrative general expense incurred higher outside legal and consulting costs, coupled with higher salary costs brought on by filling headcount vacancies.

OTHER INCOME AND EXPENSE

Interest expense rose 15 percent. During the third quarter of 2005, the Company secured $40.0 million of additional fixed rate notes at 5.69 percent replacing short term borrowings that carried very low interest rates during the first quarter of 2005.

The provision for income taxes reflects a 28 percent effective tax rate compared to 34.5 percent in the prior year. The lower rate is primarily attributable to tax credits granted in the United States for production of biodiesel under energy legislation enacted during 2005. Utilization of foreign tax loss carryforwards is also contributing to the lower tax rate.

OUTLOOK

“While the year started more slowly than anticipated, polymer volume has started to improve as forecasted,” said F. Quinn Stepan, Jr., President and Chief Executive Officer. “We expect improvement in surfactant earnings for the full year based on improving fabric softener, amphoteric and biodiesel volume. Our biodiesel expansion is complete and with the winter weather behind us, we expect improved sales volume for the balance of the year. We remain optimistic that 2006 earnings will continue to show improvement over 2005.”

CONFERENCE CALL

Stepan Company will host a conference call to discuss the first quarter results at 2:00 p.m. Eastern Daylight Time on April 26, 2006. To listen to a live webcast of this call, please go to our Internet website at: www.stepan.com, click on investor relations, next click on conference calls and follow the directions on the screen.

Stepan Company, headquartered in Northfield, Illinois, is a leading producer of specialty and intermediate chemicals used in household, industrial, personal care, agricultural, food and insulation related products. The common and the convertible preferred stocks are traded on the New York and Chicago Stock Exchanges under the symbols SCL and SCLPR.

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Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in Stepan Company’s Form 10-K, Form 8-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to), prospects for our foreign operations, foreign currency fluctuations, certain global and regional economic conditions, the probability of future acquisitions and the uncertainties related to the integration of acquired businesses, the probability of new products, the loss of one or more key customer or supplier relationships, the costs and other effects of governmental regulation and legal and administrative proceedings, and general economic conditions. These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

STEPAN COMPANY

Statements of Income

For the Three Months Ended March 31, 2006 and 2005

(Unaudited – 000’s Omitted)

	Three Months Ended March 31
	2006	2005	% Change
Net Sales	$289,612	$264,252	+	10
Cost of Sales	257,278	234,436	+	10

Gross Profit	32,334	29,816	+	8

Operating Expenses:
Marketing	8,442	7,751	+	9
Administrative	10,533	7,554	+	39
Research, development and technical services	7,180	7,627	-	6

	26,155	22,932	+	14

Operating Income	6,179	6,884	-	10

Other Income (Expense):
Interest, net	(2,061)	(1,799)	+	15
Income/(loss) from equity in joint venture	(95)	(108)	-	12
Other, net	142	(30)	+	—

	(2,014)	(1,937)	+	4

Income Before Provision for Income Taxes and Minority Interest	4,165	4,947	-	16
Provision for Income Taxes	1,166	1,707	-	32
Minority Interest	50	4	+	—

Net Income	$3,049	$3,244	-	6

Net Income Per Common Share
Basic	$0.32	$0.34	-	6

Diluted	$0.31	$0.33	-	6

Shares Used to Compute Net Income per Common Share

Basic	9,045	8,994	+	1

Diluted	9,813	9,696	+	1

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